Exhibit 99.3

Consent of John Griesemer

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by QCR Holdings, Inc. (“QCR”) with the Securities and Exchange Commission, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of QCR in connection with the merger described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

/s/ John Griesemer
Name:	John Griesemer
Date:	January 27, 2022